OMB APPROVAL

OMB Number:	3235-0059
Expires:	January 31, 2008
Estimated average burden hours per response	14.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Grey Wolf, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

GREY WOLF, INC.
10370 Richmond Avenue, Suite 600
Houston, Texas 77042
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 15, 2007

     Notice is hereby given that the annual meeting of shareholders of Grey Wolf, Inc., a Texas corporation (the “Company”), will be held at the Marriott Houston Westchase, 2900 Briarpark Drive, Houston, Texas 77042 on Tuesday, May 15, 2007, at 9:00 a.m., for the following purposes:
1.	To elect two nominees to Class II of the Board of Directors;

2.	To consider and approve amendments to the Company’s 2003 Incentive Plan to, (i) increase the amount of shares available for grant under the plan and (ii) prohibit repricing without shareholder approval;

3.	To consider and approve an amendment to the Company’s Articles of Incorporation to increase the amount of authorized shares; and

4.	To consider and act upon such other business as may properly be presented at the annual meeting or any adjournments or postponements thereof.
     The Board of Directors has fixed the close of business on April 3, 2007, as the record date for determination of shareholders entitled to notice of and to vote at the annual meeting and any adjournments or postponements thereof. A list of shareholders will be available commencing May 4, 2007, and may be inspected during normal business hours prior to the annual meeting at the offices of the Company, 10370 Richmond Avenue, Suite 600, Houston, Texas 77042.
     Your vote is important. Whether or not you plan to attend the annual meeting in person, we request that you sign, date and return the enclosed proxy card promptly in the enclosed stamped envelope. The prompt return of proxies will ensure a quorum and save the Company the expense of further solicitation.

By Order of the Board of Directors,

/s/ David W. Wehlmann DAVID W. WEHLMANN,
Secretary
April 4, 2007

PROXY STATEMENT
VOTING AT MEETING
PROPOSAL 1 – ELECTION OF DIRECTORS
Class II Nominees
Class III Directors
Class I Directors
BOARD AND COMMITTEE ACTIVITY, STRUCTURE AND COMPENSATION
EXECUTIVE OFFICERS
OWNERSHIP BY MANAGEMENT AND CERTAIN SHAREHOLDERS
COMPENSATION DISCUSSION AND ANALYSIS
EXECUTIVE COMPENSATION
CERTAIN TRANSACTIONS
COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934
AUDIT COMMITTEE REPORT
PROPOSAL 2
PROPOSAL 3
INDEPENDENT AUDITORS
CORPORATE GOVERNANCE GUIDELINES AND CODE OF ETHICS
DISTRIBUTION OF ANNUAL REPORTS TO SHAREHOLDERS
PROCEDURES FOR SUBMITTING SHAREHOLDER PROPOSALS
COST OF SOLICITING PROXIES

GREY WOLF, INC.
10370 Richmond Avenue, Suite 600
Houston, Texas 77042
PROXY STATEMENT
     This proxy statement, the accompanying Notice of Meeting of Shareholders and the enclosed proxy card are first being mailed to the shareholders of Grey Wolf, Inc., a Texas corporation (the “Company”), commencing on or about April 10, 2007. The board of directors of the Company (the “Board of Directors” or the “Board”) is soliciting proxies to be voted at the annual meeting of shareholders to be held at the Marriott Houston Westchase, 2900 Briarpark, Houston, Texas 77042 on Tuesday, May 15, 2007, at 9:00 a.m., Houston, Texas time and at any adjournments or postponements thereof (the “Meeting”), for the purposes set forth in the accompanying notice.
     Proxies will be voted in accordance with the directions specified thereon and otherwise in the discretion of the persons designated as proxies on other matters properly brought before the Meeting. Any proxy on which no direction is specified will be voted “FOR” the election of the nominees named herein to Class II of the Board of Directors, “FOR” Proposal 2 and “FOR” Proposal 3.
     A shareholder of record may revoke a proxy by:
•	delivering to the Company written notice of revocation;

•	delivering to the Company a signed proxy of a later date; or

•	appearing at the Meeting and voting in person.
     Individuals who hold shares of the Company’s common stock, par value $.10 per share (the “Common Stock”), in a stock brokerage account or by a bank or other holder of record, are considered the beneficial owner of shares held in street name. Beneficial owners of Common Stock may submit new voting instructions by contacting their bank, broker or other holder of record or may obtain a legal proxy from their bank, broker or other holder of record and vote at the Meeting.
     Votes will be tabulated and the results will be certified by election inspectors who are required to resolve impartially any interpretive questions as to the conduct of the vote.
VOTING AT MEETING
     The Board of Directors selected April 3, 2007 as the record date (the “Record Date”) for determining shareholders entitled to vote at the Meeting. On the Record Date there were 184,859,712 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock entitles the holder to one vote on all matters presented at the Meeting. Holders of a majority of the outstanding shares of Common Stock must be present, in person or by proxy, to constitute a quorum for the transaction of business.
     If a quorum is not obtained, the Meeting may be adjourned for the purpose of obtaining additional proxies or votes or for any other purpose, and, at any subsequent reconvening of the Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Meeting (except for any proxies which have been revoked).
     The nominees for election as Class II Directors will be elected by the affirmative vote of a plurality of votes cast at the Meeting for the election of directors. Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to the Company but marked by brokers as “not voted” (“broker non-votes”) will be treated as present for purposes of determining whether a quorum is present, but will have no effect on the election of directors.

     Approval of the amendments to the 2003 Incentive Plan will be decided by the affirmative vote of a majority of the votes cast by holders of Common Stock entitled to vote. Accordingly, abstentions will have the same legal effect as a vote against the approval of the amendments to the 2003 Incentive Plan. Broker non-votes will have no effect on the outcome of the approval of the amendment to the 2003 Incentive Plan.
     Approval of the amendment to the Company’s Articles of Incorporation will be decided by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock. Accordingly, abstentions and broker non-votes will have the same legal effect as a vote against the amendment to the Company’s articles of incorporation.
     If a quorum is not obtained, the Meeting may be adjourned for the purposes of obtaining additional proxies or votes or for any other purpose, and at any subsequent reconvening of the meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Meeting (except for any proxies which have been revoked.
PROPOSAL 1 – ELECTION OF DIRECTORS
     The Company’s bylaws, (the “Bylaws”), provide for the classification of the Board of Directors into three classes, as nearly equal in number as possible, with the term of office for each class expiring on the date of the third annual shareholders’ meeting for the election of directors following the most recent election of directors for that class.
General Information
     The term of office of the Company’s Class II Directors, Robert E. Rose, and Trevor Turbidy will expire at this year’s meeting. Upon recommendation of the Corporate Governance and Nominating Committee the Board of Directors at its meeting on February 12, 2007 nominated Messrs. Rose and Turbidy for re-election as Class II Directors at the Meeting. If elected, each of Messrs. Rose and Turbidy will hold office until the Company’s annual meeting in 2010 and until their successors are elected and qualified.
     The persons named as proxies in the enclosed proxy have been designated by the Board of Directors and, unless otherwise directed, intend to vote for the election of the nominees. If any nominee should become unavailable for election, the shares will be voted for such substitute nominee as may be proposed by the Board of Directors. No circumstances are now known, however, that would prevent any of the nominees from serving. Set forth below under “Class III Directors” and “Class I Directors” are the names of the other directors of the Company currently in office. Class III Directors will continue to serve until the Company’s annual meeting of shareholders in 2008 and Class I Directors will continue to serve until the Company’s annual meeting of shareholders in 2009.
The Board of Directors recommends that shareholders
vote FOR each of the nominees to Class II of the
Company’s Board of Directors.

     Set forth below is certain information (ages as of April 3, 2007) regarding each nominee for election to Class II of the Board of Directors and each director of the Company.
Class II Nominees

		Director
Name and Biography	Age	Since
      Robert E. Rose has been a director of the Company since May 2001. He serves as Chairman of GlobalSantaFe Corporation, an international offshore drilling contractor. Mr. Rose has served in this capacity since November 2001 and served as President, Chief Executive Officer and a director of Global Marine Inc. since May 1998. Prior to that, Mr. Rose was President, Chief Executive Officer and director of Diamond Offshore. He serves on the board of the Department of Energy’s National Petroleum Council, and is a member of the board of directors of the American Bureau of Shipping, the American Petroleum Institute, the National Ocean Industries Association (Chairman — 1998) and the International Association of Drilling Contractors (Chairman - 1994).
	68	2001

     Trevor Turbidy has been a director of the Company since December 2005. Mr. Turbidy currently serves as President and Chief Executive Officer of Trico Marine Services, Inc. (“Trico”), a marine support and transportation company. From August 2003 until August 2005, he served as Vice President and Chief Financial Officer of Trico. From November 2000 until May 2002, Mr. Turbidy served as a Director in the Investment Banking Department of Credit Suisse First Boston. From 1991 until November 2000, Mr. Turbidy held various positions in the Investment Banking Department of Donaldson, Lufkin & Jenrette.
	39	2005
Class III Directors

		Director
Name and Biography	Age	Since
      Steven A. Webster has been a director of the Company since August 1996. He currently serves as Co-Managing Partner of Avista Capital Holdings, L.P., a private equity firm focused on investments in the energy, media and healthcare sectors. Mr. Webster served as Chairman of Global Energy Partners, an affiliate of the Alternative Capital Division of Credit Suisse First Boston, which made private equity investments in the energy industry. He serves as a director of: Camden Property Trust, a real estate investment trust; Hercules Offshore, Inc., a marine oil and gas drilling and liftboat contractor; Geokinetics, Inc. (“Geokinetics”), a geophysical services provider; and Seacor Holdings, Inc., a provider of marine based energy and other services. Mr. Webster serves as Chairman of: Carrizo Oil & Gas, Inc., an oil and gas exploration company; and Basic Energy Services, well service provider. Mr. Webster also serves as a director of other privately-held companies. He was the President and Chief Executive Officer of R&B Falcon Corporation, a marine oil and gas drilling contractor from 1998 until 1999. He was the Chairman and Chief Executive Officer of Falcon Drilling Company, Inc., a marine oil and gas drilling contractor from 1988 until 1997.
	55	1996

William R. Ziegler has been a director of the Company since August 1996 and is currently Vice Chairman of the Board of Directors. He has been of counsel to the law firm of Satterlee Stephens Burke & Burke LLP since January 2001. Prior to that time he was a partner in that law firm and predecessor firms for over five years. Mr. Ziegler is a director of Geokinetics and Flotek Industries, Inc., an oil services equipment supplier.	64	1996

Class I Directors

		Director
Name and Biography	Age	Since
     Frank M. Brown has been a director of the Company since May 2000. From January 2006, Mr. Brown has been a private consultant in the Alaskan oil and gas industry. From September 2000, Mr. Brown has served as President of Fairweather International, Inc. He served as Senior Vice President of ARCO Alaska, Inc. from 1994 until his retirement in 1999. Prior to that, Mr. Brown was President of ARCO Long Beach Company from 1992 to 1994 and served as President of THUMS Long Beach Company (“THUMS”) from 1990 to 1992. Mr. Brown was employed for 29 years by ARCO and related companies, all of which were engaged in the exploration and production of oil and gas. He served as Co-Chairman of the Alaska Highway Natural Gas Policy Council from 2001-2002.
	62	2000

     William T. Donovan has been a director of the Company since June 1997. Since April 2006, Mr. Donovan has served as Chairman of the Board of Rockland Industrial Holdings, LLC, a Wisconsin entity engaged in manufacturing wood flooring products for the truck trailer and domestic container industries. From 1997 to 2005, Mr. Donovan served as President, Chief Executive Officer and a director of Total Logistics, Inc., a Wisconsin corporation, which engaged in various operating and investment activities and as a director of various private industrial companies. Mr. Donovan previously served as President, Chief Financial Officer, and was a director, of Christiana Companies, Inc., prior to its merger with Weatherford International, Inc. in February 1999. From 1980 to 1998, Mr. Donovan was a Principal and Managing Director of Lubar & Co., a private investment and venture capital firm. Prior to joining Lubar & Co., Mr. Donovan was an officer with Manufacturers Hanover Trust Company from 1976 until 1980, where he specialized in merger and acquisition financing.
	55	1997

     Thomas P. Richards has been a director of the Company since March 1998 and has been Chairman of the Board since November 1998. Mr. Richards joined the Company in September 1996 as President and Chief Executive Officer. Mr. Richards was with Diamond Offshore from September 1990 until September 1996. He started as Senior Vice President of Diamond M Onshore, Inc. (“Diamond M”), a subsidiary of Diamond M Corporation in 1990 and was serving as Senior Vice President of Worldwide Operations when he left Diamond Offshore Drilling, Inc. (“Diamond Offshore”) in 1996. Mr. Richards served as Vice President—Land for Penrod Drilling Corporation (“Penrod”) from January 1989 until September 1990 when Diamond M purchased substantially all of Penrod’s land drilling assets. From February 1974 until December 1988, Mr. Richards owned and served as President and Chief Executive Officer of Richards Drilling Company, a land drilling contractor based in Bay City, Texas. Mr. Richards is a member of the board of directors of the American Petroleum Institute and the International Association of Drilling Contractors (Chairman - 2001).
	63	1998

BOARD AND COMMITTEE ACTIVITY, STRUCTURE AND COMPENSATION
     The Board of Directors has several standing committees, including an Audit Committee, a Compensation Committee, an Executive Committee and a Corporate Governance and Nominating Committee. The Board of Directors has affirmatively determined that Frank M. Brown, William T. Donovan, Robert E. Rose, Trevor Turbidy and William R. Ziegler are independent, as defined by the applicable rules of the American Stock Exchange (the “AMEX”).
Board and Committee Membership and Meetings
     During 2006, there were six meetings of the Board of Directors. Each director attended at least 75% or more of the aggregate number of meetings of the Board except Mr. Brown, who attended 67% of the Board Meetings. Each director attended at least 75% of the committee meetings on which he served during 2006.
     The following table provides membership information for each committee of the board during the fiscal year 2006.

Corporate
Name	Audit		Governance	Compensation		Executive
Frank M. Brown	X			X
William T. Donovan	X	*	X			X
Thomas P. Richards						X
Robert E. Rose			X	X	*
Trevor Turbidy	X			X
Steven A. Webster						X
William R. Ziegler	X		X *			X	*

*	Committee Chairman
     Audit Committee. The Audit Committee is currently composed of Messrs. Brown, Donovan, Turbidy and Ziegler. During 2006, the Audit Committee met eleven times. The Audit Committee assists the Board in fulfilling its oversight responsibilities for the Company’s financial, accounting and reporting processes, the Company’s system of internal controls and its compliance with related legal and regulatory requirements. The Audit Committee is responsible for the appointment, engagement, termination and oversight of the Company’s independent registered public accounting firm, including conducting a review of their independence, reviewing and approving the planned scope of the Company’s annual audit, overseeing the registered public accounting firm’s audit work, reviewing and pre-approving any audit and non-audit services that may be performed by them, reviewing with the Company’s independent registered public accounting firm the adequacy of the Company’s internal controls, and reviewing with the independent registered public accounting firm our application of accounting principles. See “Audit Committee Report” contained in this proxy statement. Each member of the Audit Committee meets the independence criteria prescribed by applicable law and the rules of the Securities and Exchange Commission (the “SEC”) for audit committee membership and is an “independent director” within the meaning of applicable AMEX listing standards. Each Audit Committee member is able to read and understand fundamental financial statements, including the Company’s consolidated balance sheet, consolidated statement of operations and consolidated statement of cash flows. The Board of Directors has further determined that Mr. Donovan is an “audit committee financial expert” as such term is defined in Item 401(h) of Regulation S-K promulgated by the SEC. The Audit Committee operates pursuant to a written charter, which complies with the applicable provisions of the Sarbanes-Oxley Act of 2002 and related rules of the SEC and the AMEX. A copy of the Audit Committee charter, which was amended and restated on April 2, 2007, is attached as Appendix A to this Proxy Statement and also can be found by going to the “Investor Relations” page of the Company’s website at http://www.gwdrilling.com.

     Compensation Committee. The Compensation Committee is currently composed of Messrs. Brown, Turbidy and Rose. During 2006, the Compensation Committee met two times, plus one chairman only meeting. The Compensation Committee recommends to the Board the compensation for the Company’s Chief Executive Officer; administers and makes awards under the Company’s compensation plans; and monitors and makes recommendation with respect to the Company’s various employee benefit plans. Each member of the committee is independent within the meaning of the listing standards of the AMEX. The Compensation Committee operates pursuant to a written charter, which can be found by going to the “Investor Relations” page of the Company’s website at http://www.gwdrilling.com.
     Executive Committee. The Executive Committee is currently composed of Messrs. Donovan, Richards, Webster and Ziegler. During 2006, the Executive Committee met three times. The Executive Committee exercises the powers of the Board of Directors when the Board is not in session, except for specific authority retained by the Board. The Board has retained authority relating to, among other things, amendments to the Articles of Incorporation and Bylaws; mergers, consolidations, sales or exchanges involving substantially all of the Company’s assets; declarations of dividends; and issuances of securities.
     Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is currently composed of Messrs. Donovan, Rose and Ziegler. During 2006, the Corporate Governance and Nominating Committee met four times. Each member of the committee is independent within the meaning of the listing standards of the AMEX. The Corporate Governance and Nominating Committee’s primary purpose is to evaluate candidates for membership on the Board and make recommendations to the Board regarding candidates, make recommendations with respect to the composition of the Board and the committees thereof, review and make recommendations regarding the functioning of the Board as an entity, recommend corporate governance principles applicable to the Company and assist the Board in its reviews of the performance of the Board and each Committee. The Corporate Governance and Nominating Committee operates pursuant to a written charter approved by the Board in March 2006, a copy of which can be found by going to the “Investor Relations” page of the Company’s website at http://www.gwdrilling.com. In carrying out its function to recommend candidates for election to the Board, the Corporate Governance and Nominating Committee considers the mix of skills, experience, character, commitment, and diversity of background, all in the context of the requirements of the Board at that point in time. The Corporate Governance and Nominating Committee believes that each candidate should be an individual who has demonstrated integrity and ethics in such candidate’s personal and professional life.
  The Corporate Governance and Nominating Committee methods for identifying candidates for election to the Board (other than candidates proposed by the Company’s shareholders, as discussed below) include the solicitation of ideas for possible candidates from a number of sources—members of the Board; the Company’s executives; individuals personally known to the members of the Board; and other research.
Shareholder Recommendations for Directors
     The Corporate Governance and Nominating Committee does not have a written policy regarding shareholder nominations for directors. In accordance with the Bylaws, any shareholder wishing to recommend a candidate for director should submit the recommendation in writing to the Secretary of the Company. The written notice should contain: the name and address of the shareholder recommending the individual, as well as the individual’s name and address; a description of all arrangements or understandings (if any) between the shareholder and the individual being recommended as a potential director; the class and number of shares of capital stock of the Company which are beneficially owned by the proposed nominee; the class and number of shares of the Company’s capital stock which are beneficially owned by the shareholder; such information about the individual being recommended as would be required to be included in a proxy statement filed under then-current SEC rules; and an indication of the individual’s willingness to serve as a director of the Company. The Corporate Governance and Nominating Committee will consider all candidates recommended by shareholders who comply with the foregoing procedures.
Minimum Qualifications for Director Nominees and Board Member Attributes
     The Corporate Governance and Nominating Committee has no specific, minimum qualifications for director candidates. To comply with regulatory requirements, a majority of the members of the Board of Directors must qualify as independent members under AMEX requirements and at least one member must be an expert in financial matters. The Corporate Governance and Nominating Committee will consider all candidates identified through the processes described above, and will evaluate each of them, including incumbents, based on the same criteria.
Director Attendance at Annual Meeting
     The Board’s policy regarding director attendance at the Meeting is that they are encouraged to attend, and that the Company will make all appropriate arrangements for directors that choose to attend. In 2006, all directors attended the annual meeting of shareholders.
Communicating with Board of Directors
     Any shareholder who desires to contact the Board or specific members of the Board may do so by writing to: Board of Directors, Grey Wolf, Inc., 10370 Richmond Avenue, Suite 600, Houston, Texas 77042, Attention Corporate Secretary.
Director Compensation
     The Company’s Board of Directors established its current compensation arrangement effective December 1, 2006. Directors who are also full-time officers or employees of the Company receive no additional compensation for serving as directors. All other directors receive an annual retainer of $35,000. The Audit Committee chairman receives an additional $13,500 annual retainer. The Compensation Committee and Corporate Governance and Nominating Committee chairman receives an additional $10,000 annual retainer. Each director is paid a meeting fee of $1,750 for each board meeting attended and $1,750 for each committee meeting attended. In addition, each non-employee director has the opportunity to enroll in the Grey Wolf health insurance program fully paid for by the director and is reimbursed for travel expenses related to attendance at board meetings.
     The following table details the compensation paid to non-employee directors for the year ended December 31, 2006.

				Non-Equity
	Fees Earned	Stock	Option	Incentive Plan	All Other
	or Paid in Cash	Awards (1)	Awards (2)	Compensation	Compensation	Total
Name	($)	($)	($)	($)	($)	($)
Frank M. Brown	49,500	25,690	24,588	—	—	99,778
William T. Donovan	68,455	25,690	24,588	—	—	118,733
Trevor Turbidy	52,417	25,690	—	—	—	78,107
Robert E. Rose	54,504	25,690	24,588	—	—	104,782
Steven A. Webster	41,667	25,690	24,588	—	—	91,945
William R. Ziegler	59,000	25,690	24,588	—	—	109,278

(1)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to 2006 fiscal year in accordance with SFAS 123R. These amounts reflect the Company’s accounting expense and do not correspond to the actual value that will be recognized by the named director. Each director listed above received a restricted stock award of 10,000 shares in February 2006 that vest in three equal annual installments beginning in February 2007. Also, in November 2006 each director received a restricted stock award of 15,000 shares that vest 100% after the third anniversary of the grant date. The full grant date fair value of these restricted shares to directors in 2006 is $176,300 per director.

(2)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2006 fiscal year in accordance with SFAS 123R. These amounts reflect the Company’s accounting expense and do not correspond to the actual value that will be recognized by the named director. No stock options were granted to directors in 2006.

EXECUTIVE OFFICERS
     The executive officers of the Company serve at the pleasure of the Board of Directors and are subject to annual appointment by the Board at its first meeting following the annual meeting of shareholders. In addition to Mr. Richards, who is listed in the foregoing table, the Company’s executive officers are as follows:

Name	Age	Position with the Company
David W. Wehlmann	48	Executive Vice President, Chief Financial Officer and Secretary
Edward S. Jacob, III	54	Senior Vice President – Operations
Robert J. Proffit	51	Senior Vice President – Human Resources
Kent D. Cauley	36	Vice President and Controller
Donald J. Guedry, Jr.	50	Vice President and Treasurer
     David W. Wehlmann joined the Company in July 1996 as Vice President and Controller. He was promoted to Senior Vice President, Chief Financial Officer and Secretary in February 1998 and Executive Vice President in March 2003. From November 1994 until he joined the Company, Mr. Wehlmann was Vice President and Chief Accounting Officer of EnerVest Management Company, L.C., a privately-held oil and gas property acquisition and management company. Mr. Wehlmann was Controller of Convest Energy Corporation, a publicly traded oil and gas exploration and production company, from April 1991 until November 1994. Mr. Wehlmann is a member of the Listed Company Council of the American Stock Exchange and is a certified public accountant.
     Edward S. Jacob, III joined the Company in January 1999 as Vice President—Marketing and was appointed Senior Vice President—Marketing of the Company in November 1999 and Senior Vice President—Operations in February 2002. He served as Vice President—Operations of Bayard Drilling Technologies, Inc. (“Bayard”) from December 1996 until June 1997, at which time he was promoted to Executive Vice President of Bayard and served at this position until January 1999. Prior to December 1996, Mr. Jacob served in various operational and marketing positions with Helmerich & Payne International Drilling for 13 years.
     Robert J. Proffit joined the Company in March 2005 as Vice President – Human Resources. He was promoted to Senior Vice President – Human Resources in February 2006. Prior to joining the Company, he was Vice President – Human Resources for GulfTerra Energy Partners and predecessor companies from June 2000 to September 2004. Mr. Proffit has over twenty-five years of human resources experience in the oil and gas, coal and chemical business.
     Kent D. Cauley joined the Company in March 2000 as Financial Reporting Manager. He was promoted to Assistant Controller in March 2003 and to Vice President and Controller in November 2004. Prior to joining the Company, he was at Ernst and Young, where he most recently served as Audit Manager. Mr. Cauley is a certified public accountant.
     Donald J. Guedry, Jr. joined the Company in October 1996 as Treasurer. He was promoted to Vice President and Treasurer in November 1997. During the seven years prior to joining the Company, Mr. Guedry served in various treasury management positions for Weatherford Enterra, Inc. and a predecessor company.

OWNERSHIP BY MANAGEMENT AND CERTAIN SHAREHOLDERS
Management
     The following table sets forth certain information regarding the beneficial ownership of the Common Stock by (i) all nominees for election as a director and directors of the Company, (ii) the chief executive officer and each of the other executive officers identified in the summary compensation table, and (iii) all directors and executive officers as a group.

	Shares Beneficially Owned
	at March 29, 2007
	Number(1)		Percent
Thomas P. Richards	906,070	(2)	0.5
William R. Ziegler	1,546,283	(3)	0.8
Frank M. Brown	128,000	(4)	*
William T. Donovan	884,938	(5)	0.5
Robert E. Rose	220,000	(6)	*
Trevor Turbidy	25,000	(7)	*
Steven A. Webster	2,522,283	(8)	1.4
David W. Wehlmann	430,047	(9)	*
Edward S. Jacob, III	343,737	(10)	*
Robert J. Proffit	97,872	(11)	*
Kent D. Cauley	84,247	(12)	*
Donald J. Guedry, Jr.	143,357	(13)	*
Directors and Executive Officers as a group (12 persons named above)			4.0%

*	Indicates less than one percent.

(1)	Each person has sole voting and investment power with respect to the shares of Common Stock listed, except as otherwise specified.

(2)	Includes 54,005 shares of Common Stock owned by Mr. Richards, 408,545 restricted shares of Common Stock as to which he has sole voting power but no dispositive power, 443,520 shares of Common Stock underlying currently exercisable options.

(3)	Includes 1,349,616 shares of Common Stock owned by Mr. Ziegler, 21,667 restricted shares of Common Stock as to which he has sole voting power but no dispositive power and 175,000 shares of Common Stock underlying currently exercisable options. All common shares owned by Mr. Ziegler are held in margin accounts or pursuant to bank pledges.

(4)	Includes 6,333 shares of Common Stock owned by Mr. Brown, 21,667 restricted shares of Common Stock as to which he has sole voting power but no dispositive power and 100,000 shares of Common Stock underlying currently exercisable options.

(5)	Includes 320,611 shares of Common Stock owned by Mr. Donovan, 21,667 restricted shares of Common Stock as to which he has sole voting power but no dispositive power, 250,000 shares of Common Stock underlying currently exercisable options, 268,660 shares of Common Stock beneficially owned through Cambridge Associates, L.P., a Wisconsin limited partnership (“Cambridge”), of which Mr. Donovan is a general partner, 22,000 shares of Common Stock beneficially owned by family members living in the same household, and 2,000 shares held in trust of which Mr. Donovan is the sole trustee. Mr. Donovan disclaims beneficial ownership of 214,056 shares owned by Cambridge, 22,000 shares owned by family members and 2,000 shares held by a trust.

(6)	Includes 23,333 shares of Common Stock owned by Mr. Rose, 21,667 restricted shares of Common Stock as to which he has sole voting power but no dispositive power and 175,000 shares of Common Stock underlying currently exercisable options.

(7)	Includes 3,333 shares of Common Stocked owned by Mr. Turbidy, 21,667 restricted shares of Common Stock as to which he has sole voting power but no dispositive power.

(8)	Includes 2,325,616 shares of Common Stock owned by Mr. Webster, 21,667 restricted shares of Common Stock as to which he has sole voting power but no dispositive power and 175,000 shares of Common Stock underlying currently exercisable options.

(9)	Includes 21,182 shares of Common Stock owned by Mr. Wehlmann, 157,441 restricted shares of Common Stock as to which he has sole voting power but no dispositive power and 251,424 shares of Common Stock underlying currently exercisable options.

(10)	Includes 16,231 shares of Common Stock owned by Mr. Jacob, 112,871 restricted shares of Common Stock as to which he has sole voting power but no dispositive power, 214,531 shares of Common Stock underlying currently exercisable options and 104 shares of Common Stock held in the 401(k) Plan.

(11)	Includes 10,496 shares of Common Stock owned by Mr. Proffit, 75,616 restricted shares of Common Stock as to which he has sole voting power but no dispositive power and 11,760 shares of common stock underlying currently exercisable options.

(12)	Includes 8,703 shares of Common Stock owned by Mr. Cauley, 55,876 restricted shares of Common Stock as to which he has sole voting power but no dispositive power and 19,668 shares of Common Stock underlying currently exercisable options.

(13)	Includes 9,272 shares of Common Stock owned by Mr. Guedry, 53,416 restricted shares of Common Stock as to which he has sole voting power but no dispositive power, 78,386 shares of Common Stock underlying currently exercisable options and 2,283 shares of Common Stock held in the 401(k) Plan.
Certain Shareholders
     The following table sets forth certain information regarding the beneficial ownership of the Common Stock by each person, other than the Company’s directors, nominees for director and executive officers, who are known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock.

	Shares Beneficially Owned
	at March 29, 2007
Name and Address of Beneficial
Owner, Identity of Group	Number	Percent
Barclay’s Global Investors.(1) 45 Fremont Street San Francisco, CA 94105	16,902,304	9.0

FMR Corp.(2) 82 Devonshire Street Boston, Massachusetts 02109	16,240,270	8.7

Putnam, LLC d/b/a/ Putman Investments.(3) One Post Office Square Boston, Massachusetts 02109	10,757,450	5.7

(1)	As reported on Schedule 13G dated January 31, 2007

(2)	As reported on Schedule 13G dated February 14, 2007

(3)	As reported on Schedule 13G dated January 23, 2007

COMPENSATION DISCUSSION AND ANALYSIS
     The Compensation Committee of the Board of Directors (the “Compensation Committee”) is comprised of three independent, non-employee directors who have no “interlocking” relationship with the Company. The Compensation Committee exists to develop executive compensation policies that support the Company’s strategic business objectives and values. The duties of the Compensation Committee include:
•	Reviewing and approving the design of executive compensation programs and all salary arrangements that Company executives receive;

•	Assessing the effectiveness of the program in light of compensation objectives; and

•	Reviewing executive performance.
Objectives of Compensation Programs
     Our executive compensation program is designed to attract, motivate and retain executives who have the skill, training and dedication to help us implement our strategy and achieve our goal of increasing shareholder value. Our compensation philosophy emphasizes at-risk compensation, while balancing short-term and long-term compensation to support the company’s strategic business and financial goals and align the interests of our executives with that of our shareholders. It also rewards our executives for positive, and provides consequences for negative, company and individual performance, and provides competitive pay opportunities compared to the types and ranges of compensation paid by companies of similar size that are regarded as having reasonably analogous lines of businesses and similar executive compensation opportunities and risks. A peer group of companies of similar size was suggested by Marsh Human Resource Consulting, the Compensation Committee’s compensation consultant, and approved by the Compensation Committee. During 2006, our compensation peer group consisted of, Helmerich & Payne, Inc., Parker Drilling Company, Patterson-UTI Energy, Inc., Helix Energy Solution Group, ENSCO International, Inc., Pride International, Inc., Rowan Companies, Inc., Superior Energy Services, Inc., TODCO, Unit Corporation, Veritas DGC, Inc. and W-H Energy Services, Inc. Our executives participate in a comprehensive compensation program that is built around this philosophy.
Components of Executive Compensation
Our executive compensation program currently consists of the following principal components:

•	base salary;

•	short-term incentive compensation in the form of annual cash bonuses based on achievement of predetermined performance standards measuring both company-wide and individual executive performance;

•	long-term incentive awards, including stock options and restricted stock;

•	benefits that are generally available to all our employees, including 401(k) savings plan contributions and payments under life insurance programs; and

•	discretionary awards to compensate for special situations not adequately addressed by the other components of our compensation program.
     Each of these components is reviewed annually by the Compensation Committee. We generally seek to set base salaries, cash incentive bonus levels and annual long-term equity incentive awards for executive officers at the median of our compensation peer group. The Committee realizes that using a benchmark may not always be appropriate and that upward or downward adjustments may be warranted based on the individual’s experience, prior performance and our perception of the market demand for executives with comparable experience and talents. Our Chief Executive Officer also reviews and provides his recommendations to the Compensation Committee on the total compensation and its components for each executive officer reporting to him.

     Variable compensation, which consists of, stock options, restricted stock, and non-equity incentive plan compensation in the form of annual cash bonuses represents between approximately 51% to 74% of total compensation for executive officers. We believe that having the majority of compensation in the form of at risk pay supports our philosophy of delivering compensation at a level commensurate with our performance. It also enables us to maintain lower fixed compensation costs during periods of weak demand in our cyclical industry. While we desire to maintain low fixed costs, we also believe in paying compensation at a level consistent with our compensation peer group so that executives are fairly compensated relative to their counterparts in the marketplace and thus, not motivated to seek employment elsewhere. Long-term incentive compensation represents between approximately 59% and 71% of variable compensation and thus, is more heavily weighted than non-equity incentive plan compensation. We believe this supports our focus on increasing long-term shareholder value. Although we emphasize increasing long-term shareholder value annual cash bonuses still represents a significant portion of variable pay package to appropriately motivate and reward the short-term performance achievement necessary to create long-term value.
Base Salary
     Generally, salaries reflect an individual’s level of responsibility and authority, prior experience, personal contributions to our past, and expected contributions to our future performance, position within our executive structure, and market pay practices. The Compensation Committee annually reviews and determines the base salaries of executive officers, with its determination regarding the Chief Executive Officer being subject to approval by the Board. Overall, salaries are targeted at the median of the market practice, with annual adjustments based primarily upon individual and company financial performance. When making annual adjustments, a qualitative assessment of individual performance is conducted, which considers many factors, including both past and present contributions. The factors used in making this evaluation may vary by position and may also include other factors, including market conditions and demand for executive talent.
     In recognition of Mr. Richards’ guidance and contributions to our performance, the Board, upon the recommendation of the Compensation Committee, authorized us to enter into a new employment agreement with Mr. Richards in November 2001. Under the terms of that agreement, effective January 1, 2002, Mr. Richards received an increase in his annual base salary to $425,000. Mr. Richards’ annual base salary as of January 1, 2006 was $575,000, which places his annual base salary slightly above the median for our compensation peer group. Effective January 16, 2007, Mr. Richards’ annual salary increased to $625,000. In addition, Mr. Wehlmann’s base salary was increased from $312,000 to $337,000, which places him at the median of our market matches for similar positions at other corporations.
Non-Equity Incentive Compensation
     To support the short-term incentive component of the compensation program, we have a short-term incentive plan under which our executive officers may be paid cash bonuses based primarily on predetermined performance goals that are tied to the Company’s overall performance as well as the performance of each executive. For 2006, each of our executive officers may earn a cash bonus that can range from 20% to 135% of a “target bonus amount” set for each officer. The target bonus amount for each officer is expressed as a percentage of the individual officer’s salary for 2006. The target bonus amount for our three most highly compensated executive officers (other than our Chief Executive Officer and our Chief Financial Officer) ranges from 40% to 50% of the individual officer’s 2006 base salary. The target bonus for Mr. Richards is 90% and Mr. Wehlmann is 70%. The target bonus for each individual is generally set to approximate the median bonus opportunity for similar positions at companies in our compensation peer group. The actual bonuses awarded under the short-term incentive plan depend substantially on the level of achievement attained towards the predetermined performance goals.
     Company-wide Performance Measures
     Three principal components were considered in determining the actual amount of an individual officer’s cash bonus for 2006, company-wide performance measures, individual performance measures and a discretionary component. The first is our level of achievement as a whole towards several company-wide performance goals that can account for up to 40% of an executive’s cash bonus. The Compensation Committee had established two company-wide performance measures for 2006. The company wide performance measures and the corresponding weights utilized for all employees were as follows:

Performance Criteria	Assigned Weight
Safety	20%
EBITDA per rig day vs Industry peers	20%
     The first of these is our safety record. In 2006 Safety was measured by Total Recordable Incident Rate. During 2006 we experienced a 31% improvement in Safety as compared to 2005 with a 10 % increase in man-hours. The second is our actual earnings before interest expense, taxes, depreciation and amortization (“EBITDA”) per rig day worked in 2006 as compared to our EBITDA of our land drilling industry peers.
     Individual Performance Measures
     The second component is the level of an officer’s achievement towards attaining multiple operating performance and/or financial goals that are more directly linked to the scope of the officer’ own job responsibilities, which can account for up to 40% of an executives’ cash bonus. Like the company-wide performance goals discussed above, individual performance goals are weighted based on the level of achievement attained by the individual officer towards each performance goal. The individual performance goal and the corresponding weights were as follows:

	Chief Executive
	Officer and	Senior Vice	Senior Vice
	Chief Financial	President –	President –
Performance Criteria	Officer	Human Resources	Operations	Controller
Regulatory Compliance	15%	10%	10%	25%
Operating Margin vs. Industry Peers	10%
EBITDA Return on Capital Employed	15%
Workers’ Comp. Experience Modifier		10%
Personnel turnover vs Target		10%	5%
Operating Unit Safety			10%
Capital Expenditures vs Budget			5%
Overhead Expenses vs Budget		10%	10%	15%
     The weighting of each company-wide and individual performance goal is initially set as a percentage component of the executive’s target bonus based on the assumption that all performance goals are achieved but are not significantly exceeded. We refer to this as “target weighting” of each performance goal. However, the target weighting of any performance goal used in determining an officer’s bonus could change if actual results in 2006 represent either underachievement or overachievement relative to the performance goal. In this regard, there is a minimum threshold level of achievement for each company-wide and individual performance goal. If the minimum threshold of achievement is not met with respect to any performance goal, the target weighting of the performance factor will be reduced to zero percent and the officer’s bonus will not include any payment attributable to that performance goal. Assuming that a minimum threshold performance is reached for a performance goal, the target weighting of a performance goal can be decreased by up to 50% for underachievement relative to the performance goal and increased by up to 50% for overachievement. As a result, an individual officer could earn a bonus of from zero to 150% of his target bonus amount.
     The Compensation Committee relies heavily, but not exclusively, on the predetermined performance goals. In addition to the ability to adjust a bonus based on underachievement or overachievement of a performance measure, the Compensation Committee also can exercise discretion with respect to up to the final 20% of the officers target bonus amount. This portion of an executive officer’s bonus was awarded taking into consideration the Compensation Committee’s view of our compensation objectives and other factors they considered relevant. During 2006 the Compensation Committee awarded the Named Executive Officers the full 20%, plus an additional 30% discretionary amount for the group based on the Company’s achievement of record financial performance.

     We believe that all target goals are realistic and achievable by our executives if they perform their duties with the degree of care and diligence we expect of them in most circumstances. During 2006, our short-term incentive plan and company-wide and individual performance goals then in effect were as described above. Based on these criteria, the following bonuses were awarded and paid to the Named Executive Officers for their fiscal 2006 performance: Mr. Richards at $672,000, Mr. Wehlmann $284,000, Mr. Jacob $162,000, Mr. Proffit $118,400 and Mr. Cauley $81,600.
Long-Term Incentives
     Under our 2003 Incentive Plan stock options, restricted stock and other forms of incentive compensation can be granted and provide executives with equity-based opportunities to earn additional compensation based upon our financial performance and stock price performance over the mid- to long-term. The Compensation Committee believes that the use of these types of incentives compensation focuses and further aligns the interests of our executives on the long-term interest of our shareholders. The Compensation Committee considers multiple factors when determining award sizes, including market practices and amounts of other elements of compensation.
     Stock options are granted to executives to provide an equity-based incentive component to their compensation. Under the 2003 Incentive Plan, stock options are granted at exercise prices equal to fair market value of the underlying Common Stock on the date of grant. Executives do not realize value unless the stock price rises above the price on the date of grant. This reflects our focus on increasing shareholder value. Historically, our equity-based incentive compensation has consisted solely of stock options. In connection with the Compensation Committee’s review of the components of long-term incentive, in February 2005, the Compensation Committee expanded the equity-based incentive compensation to include, and granted shares of, restricted stock to the Named Executive Officers. Our Compensation Committee believes that the stock options and shares of restricted stock are essential components of our compensation program and are necessary for us to be able to attract, motivate and retain high quality employees and executive officers.
     For the fiscal year 2006, Mr. Richards was granted options to acquire 166,000 shares of Common Stock at an exercise price of $6.67 per share, and Mr. Wehlmann was granted options to acquire 52,500 shares of Common Stock at an exercise price of $6.67 per share. In addition, three other Named Executive Officers were granted options to acquire 63,800 shares of Common Stock at an exercise price of $6.67 per share. The exercise price for these options was equal to the fair market value of the underlying Common Stock on the date of grant, and reflect the Compensation Committee’s continued focus on the “at risk” component of Mr. Richards’, Mr. Wehlmann’s and other Named Executive Officers’ total compensation. For fiscal year 2006, Mr. Richards was granted 166,000 shares of restricted stock, and 52,500 shares of restricted stock were granted to Mr. Wehlmann. Also, 63,800 shares of restricted stock were granted to other Named Executive Officers. Both the options and restricted shares vest in 33 1/3% increments beginning the first anniversary date of the grant and were granted on February 12, 2007.
Stock Option Grant Policy
     Although the Company does not have a formal policy, it is the Company’s practice and the Board of Directors’ practice to issue the annual grant of stock options and other incentive compensation to eligible employees at the first regularly scheduled Board of Directors meeting of each year without regard to the timing of the release of material information. The exercise price of options is equal to the fair market value of the underlying common stock, which is defined by the 2003 Incentive Plan as the closing price on the date of the grant.
Common Stock Ownership Requirements
     Although we do not have a formal requirement for stock ownership by any employee, we seek to promote the ownership of our Common Stock through the use of long-term incentive compensation. We believe that broad-based stock ownership by our employees, including the Named Executive Officers, enhances our ability to improve shareholder return by aligning the interests of our employees and shareholders.

Other Benefits
     Executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life, disability and accidental death and dismemberment insurance and our 401(k) plan, in each case on the same basis as other employees. Other than company cars, there were no special benefits or perquisites provided to any executive officer in 2006.
Policy Regarding Tax Deductibility
     Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to each of the company’s chief executive officer and the four other most highly compensated officers, unless such compensation meets certain specific requirements. Our Compensation Committee’s intent is to design compensation awards that will be deductible without limitation where doing so will further the purposes of the company’s executive compensation program. Our Compensation Committee will, however, take into consideration the various other factors described in this report, together with Section 162(m) considerations in making executive compensation decisions and could, in certain circumstances, approve and authorize compensation that is not fully tax deductible.
Conclusion
     Our Compensation Committee believes the executive compensation objectives and programs effectively serve the interests of shareholders and the Company. The various compensation vehicles offered are appropriately balanced to provide increased motivation for executives to contribute to our overall future success, thereby enhancing the value for the shareholders’ benefit. The Compensation Committee will continue to monitor the effectiveness of our compensation programs.
EXECUTIVE COMPENSATION
     The following tables reflect the compensation for services to the Company for the year ended December 31, 2006 for (i) the Chief Executive Officer, (ii) Chief Financial Officer and (iii) the three most highly compensated executive officers of the Company, other than the Chief Executive Officer and Chief Financial Officer (collectively, the “Named Executive Officers”).
Summary Compensation Table

						Non-Equity
				Stock	Option	Incentive Plan	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)	($) (1)	($) (1)	($)	($) (2)	($)
Thomas P. Richards Chairman, President and Chief Executive Officer	2006	575,000	—	555,813	539,551	672,800	18,724	2,361,888
David W. Wehlmann Executive Vice President, Chief Financial Officer and Secretary	2006	312,000	—	245,608	180,379	284,000	15,405	1,037,392
Edward S. Jacob, III Senior Vice President – Operations	2006	255,000	—	192,541	120,049	162,000	15,671	745,261
Robert J. Proffit Senior Vice President – Human Resources	2006	185,000	—	126,220	16,086	118,400	4,995	450,701
Kent D. Cauley Vice President and Controller	2006	150,000	—	106,245	17,444	81,600	13,616	368,905

(1)	These columns represent the dollar amount recognized for financial statement reporting purposes with respect to the 2006 fiscal year for the fair value of restricted stock and stock options granted in 2006 as well as prior fiscal years, in accordance with SFAS 123R. These amounts reflect the Company’s accounting expense for these awards, and do not correspond to the actual value that will be, or has been, recognized by the named executive.

(2)	This column represents the Company match for the named executive to the 401(k) plan, personal use of a company owned vehicles and group term life insurance
Grants of Plan-Based Awards in 2006
     The following table provides information about equity and non-equity awards granted to the Named Executive Officers.

								All Other
							All Other	Option
							Stock Awards:	Awards:
	Estimated Future Payouts			Estimated Future Payouts			Number	Number of	Exercise or	Full Grant
	Under Non-Equity Incentive Plan Awards (1)			Under Equity Incentive Plan Awards			of Shares	Securities	Base Price of	Date
	Threshold	Target				Maximum	of Stock	Underlying	Option Awards	Full Value
Name	($)	($)	Maximum ($)	Threshold (#)	Target (#)	(#)	or Units (#)(2)	Options (#)(3)	($/Sh) (4)	$ (4)
Thomas P. Richards	258,750	517,500	776,250	0	0	0	316,278	160,800	7.34	2,209,729
David W. Wehlmann	109,200	218,400	327,600	0	0	0	134,043	35,400	7.34	961,272
Edward S. Jacob, III	63,750	127,500	191,250	0	0	0	104,435	20,300	7.34	745,163
Robert J. Proffit	46,250	92,500	138,750	0	0	0	67,584	11,280	7.34	485,820
Kent D. Cauley	30,000	60,000	90,000	0	0	0	56,980	7,500	7.34	410,131

(1)	The columns show the potential value of the payout for each named executive under the non-equity incentive compensation component of our compensation program, if the threshold, target or maximum goals are satisfied.

(2)	This column reflects the number of restricted shares granted in 2006 to the named executives. Messrs Richards, Wehlmann, Jacob, Proffit and Cauley were granted 53,600, 11,800, 6,800, 3,760 and 2,500 shares, respectively, that vest in three equal annual installments beginning on February 16, 2007, one year after the grant date. Also, Messrs. Richards, Wehlmann, Jacob, Proffit and Cauley were granted 196,078, 107,843, 88,235, 58,824 and 50,980 shares, respectively, that vest over the next three years with 20% vesting in February 2007, 30% vesting in February 2008 and 50% vesting in February 2009.

(3)	This column shows the number of stock options granted in 2006 to the named executives. These options vest and become exercisable in three equal annual installments, beginning on February 16, 2007, one year after the grant date.

(4)	This column shows the full grant date fair value of restricted shares and stock options granted to named executives in 2006. Generally, the full grant date value is the amount that the company will expense in its financial statement over the award’s vesting schedule.

Outstanding Equity Awards at December 31, 2006
     The following table provides information on the current holdings of stock options and restricted stock by the Named Executive Officers.

	Option Awards					Stock Awards
									Equity
									Incentive Plan
									Awards:
			Equity Incentive					Equity Incentive	Market or
	Number of	Number of	Plan					Plan Awards:	Payout Value
	Securities	Securities	Awards: Number of			Number of	Market Value	Number of	of Unearned
	Underlying	Underlying	Securities			Shares or Units	of Shares or	Unearned Shares,	Shares, Units
	Unexercised	Unexercised	Underlying	Option	Option	of Stock That	Units of Stock	Units or Other	or Other Rights
	Options (#)	Options (#)	Unexercised Unearned	Exercise Price	Expiration	Have Not	That Have Not	Rights That Have	That Have Not
Name	Exercisable	Unexercisable	Options (#)	($)	Date	Vested (#)	Vested ($)	Not Vested (#)	Vested ($)
Thomas P. Richards	80,000	—	—	6.32	2/09/11			—	—
	—	90,000	—	2.84	2/13/12			—	—
	—	160,000	—	3.85	1/31/13			—	—
	—	180,000	—	3.91	3/25/14			—	—
	39,960	159,840	—	5.60	2/04/15			—	—
	—	160,800	—	7.34	2/16/16			—	—
	—	—	—	—	—	66,600	456,876	—	—
	—	—	—	—	—	249,678	1,712,791	—	—
David W. Wehlmann	60,000	—	—	3.06	2/24/10			—	—
	78,000	39,000	—	2.84	2/13/12			—	—
	—	67,120	—	3.85	1/31/13			—	—
	—	61,212	—	3.91	3/25/14			—	—
	—	34,640	—	5.60	2/04/15			—	—
	—	35,400	—	7.34	2/16/16			—	—
	—	—	—	—	—	14,400	98,784	—	—
	—	—	—	—	—	119,643	820,751	—	—
Edward S. Jacob, III	70,000	—	—	6.32	2/09/11			—	—
	32,000	32,000	—	2.84	2/13/12			—	—
	22,320	44,640	—	3.85	1/31/13			—	—
	8,902	26,706	—	3.91	3/25/14			—	—
	5,660	22,640	—	5.60	2/04/15			—	—
	—	20,300	—	7.34	2/16/16			—	—
	—	—	—	—	—	9,400	64,484	—	—
	—	—	—	—	—	95,035	651,940	—	—
Robert J. Proffit	4,000	16,000	—	6.47	3/02/15			—	—
	—	11,280	—	7.34	2/16/16			—	—
	—	—	—	—	—	5,000	34,300	—	—
	—	—	—	—	—	62,584	429,326	—	—
Kent D. Cauley	1,000	—	—	6.32	2/09/11			—	—
	3,600	3,600	—	2.84	2/13/12			—	—
	1,520	3,040	—	3.85	1/31/13			—	—
	844	2,532	—	3.91	3/25/14			—	—
	2,120	8,480	—	5.60	2/04/15			—	—
	—	7,500	—	7.34	2/16/16			—	—
	—	—	—	—	—	3,500	24,010	—	—
	—	—	—	—	—	53,480	366,873	—	—

2006 Option Exercises and Stock Vested
     The following table provides information on option awards exercised during 2006 and the aggregate dollar values realized upon such exercise for the Named Executive Officers.

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)	($)
Thomas P. Richards	230,000	827,527	—	—
David W. Wehlmann	191,624	749,622	—	—
Edward S. Jacob, III	38,902	174,893	—	—
Robert J. Proffit	—	—	—	—
Kent D. Cauley	—	—	—	—
Potential Payments Upon Termination or Change in Control
     We have entered into employment agreements and maintain certain plans that will require us to provide compensation to our Named Executive Officers in the event of a termination of employment or a change in control of the company. The discussion and tables below reflect the amount of compensation payable to each of the Named Executive Officers in the event of termination of such executive’s employment. The amount of compensation payable to each Named Executive Officer upon voluntary termination, involuntary not-for-cause termination, for cause termination, termination following a change in control and in the event of disability or death of the executive is shown below. The amounts assume that such termination was effective December 31, 2006, and thus include amounts earned through such time, and are estimates of the awards and amounts that would be paid out to the executives upon their termination. The actual awards and amounts to be paid out can only be determined at the time of such executive’s separation from the Company.
Thomas P. Richards
The following table describes the potential payments upon termination or a change in control of the company for Thomas P. Richards, our Chairman, President and Chief Executive Officer.

			Termination
Executive Benefits and Payments	Termination by	Termination	upon Change in	Death or
Upon Termination	the Executive(1)	without Cause(2)	Control(3)	Disability(4)
Compensation:
Base Salary ($575,000)	—	$1,725,000	$2,156,250	$1,725,000
Bonus ($575,000)	—	1,725,000	2,156,250	1,725,000
Medical Benefits	—	244,979	244,979	244,979
Long-term incentives:
Stock Options:
Unvested	—	1,575,798	1,575,798	1,575,798
Restricted Stock:
Unvested	—	2,169,667	2,169,667	2,169,667
Total:	—	$7,440,444	$8,302,944	$7,440,444

(1)	Mr. Richards will only be entitled to payments if the termination is deemed a “Constructive Termination Without Cause” pursuant to the terms of his Employment Agreement or the voluntary termination is deemed to be a voluntary recitation or retirement within two years of a change of control in which event the Company shall pay the executive as if the termination has been a termination without cause.

(2)	Mr. Richards’ severance benefit under a termination without cause two years after a change in control is equal to 3 times the sum of (a) annual base salary in effect on such date plus (b) a bonus equal to 100% of the annual base salary.
(3)	If Mr. Richard’s termination without cause had occurred within two years of a change in control, Mr. Richards would be entitled to 3.75 times the sum of (a) annual base salary in effect on such date plus (b) a bonus equal to 100% of the annual base salary.
(4)	If Mr. Richards dies during the term of his employment agreement, he is entitled to the same severance benefits as if he was terminated without cause.
(5)	If Mr. Richards becomes disabled during the term of his employment agreement, he is entitled to the same severance benefits as if he was terminated without cause.
David W. Wehlmann
The following table describes the potential payments upon termination or a change in control of the company for David W. Wehlmann, our Executive Vice President, Chief Financial Officer and Secretary.

			Termination upon
Executive Benefits and Payments	Termination by	Termination	Change in	Death or
Upon Termination	the Executive(1)	without Cause(2)	Control(3)	Disability
Compensation:
Base Salary ($312,000)	—	$312,000	$936,000	—
Bonus ($156,000)	—	156,000	468,000	—
Medical Benefits	—	38,507	38,507	—
Long-term incentives:
Stock Options:
Unvested	—	—	583,033	—
Restricted Stock:
Unvested	—	—	919,535	—
Total:	—	$506,507	$2,945,075	—

(1)	Mr. Wehlmann will only be entitled to payments if the termination is deemed a “Constructive Termination Without Cause” pursuant to the terms of his Employment Agreement.

(2)	Mr. Wehlmann’s severance benefit under a termination without cause one year after a change in control is equal to the sum of (a) annual base salary in effect on such date plus (b) a bonus equal to 50% of the annual base salary.

(3)	If Mr. Wehlmann’s termination without cause had occurred within one year of a change in control, Mr. Wehlmann would be entitled to 3 times the sum of (a) annual base salary in effect on such date plus (b) a bonus equal to 50% of the annual base salary.

Edward S. Jacob, III
The following table describes the potential payments upon termination or a change in control of the company for Edward S. Jacob, III, our Senior Vice President-Operations.

			Termination upon
Executive Benefits and Payments	Termination by	Termination	Change in	Death or
Upon Termination	the Executive(1)	without Cause(2)	Control(3)	Disability
Compensation:
Base Salary ($255,000)	—	$255,000	$765,000	—
Bonus ($127,500)	—	127,500	382,500	—
Medical Benefits	—	26,085	26,085	—
Long-term incentives:
Stock Options:
Unvested	—	—	370,316	—
Restricted Stock:
Unvested	—	—	716,424	—
Total:	—	$408,585	$2,260,325	—

(1)	Mr. Jacob will only be entitled to payments if the termination is deemed a “Constructive Termination Without Cause” pursuant to the terms of his Employment Agreement.

(2)	Mr. Jacob’s severance benefit under a termination without cause not within one year after a change in control is equal to the sum of (a) annual base salary in effect on such date plus (b) a bonus equal to 50% of the annual base salary.

(3)	If Mr. Jacob’s termination without cause had occurred within one year after a change in control, Mr. Jacob would be entitled to 3 times the sum of (a) annual base salary in effect on such date plus (b) a bonus equal to 50% of the annual base salary.
Robert J. Proffit
The following table describes the potential payments upon termination or a change in control of the company for Robert J. Proffit, our Senior Vice President-Human Resources.

			Termination upon
Executive Benefits and Payments	Termination by	Termination	Change in	Death or
Upon Termination	the Executive(1)	without Cause(2)	Control(3)	Disability
Compensation:
Base Salary ($185,000)	—	$185,000	$555,000	—
Bonus ($92,500)	—	92,500	277,500	—
Gross up	—	—	374,362	—
Long-term incentives:
Stock Options:
Unvested	—	—	6,240	—
Restricted Stock:
Unvested	—	—	463,624	—
Total:	—	$277,500	$1,676,726	—

(1)	Mr. Proffit will only be entitled to payments if the termination is deemed a “Constructive Termination Without Cause” pursuant to the terms of his Employment Agreement.

(2)	Mr. Proffit’s severance benefit under a termination without cause one year after a change in control is equal to the sum of (a) annual base salary in effect on such date plus (b) a bonus equal to 50% of the annual base salary.

(3)	If Mr. Proffit’s termination without cause had occurred within one year after a change in control, Mr. Proffit would be entitled to 3 times the sum of (a) annual base salary in effect on such date plus (b) a bonus equal to 50% of the annual base salary.
Kent D. Cauley
The following table describes the potential payments upon termination or a change in control of the company for Kent D. Cauley, our Vice President and Controller.

			Termination upon
Executive Benefits and Payments	Termination by	Termination	Change in	Death or
Upon Termination	the Executive	without Cause	Control(1)	Disability
Compensation:
Base Salary ($150,000)	—	—	$225,000	—
Bonus ($45,000)	—	—	67,500	—
Long-term incentives:
Stock Options:
Unvested	—	—	41,777	—
Restricted Stock:
Unvested	—	—	390,883	—
Total:	—	—	$725,160	—

(1)	Mr. Cauley’s severance benefit under a termination without cause within one year after a change in control is equal to 1.5 times the sum of (a) annual base salary in effect on such date plus (b) a bonus equal to 30% of the annual base salary.
Employment Agreements
     In November 2001, the Company entered into amended and restated employment agreements with Messrs. Richards, Wehlmann and Jacob by which each would receive (i) an annual salary of $425,000, $200,000, and $178,000 and (ii) a bonus at the sole discretion of the Board of Directors. In December 2005, the Company entered into an employment agreement with Mr. Proffit by which he would receive (1) an annual salary of $150,000 and (ii) a bonus at the sole discretion of the Board of Directors. Messrs. Richards, Wehlmann, Jacobs and Proffit’s salaries changed to $625,000, $337,000 and $284,000, and $217,000, respectively, in January 2007. The term shall be automatically extended annually, unless and until at least 90 days prior to the renewal date either party gives notice not to further extend. Pursuant to the employment agreements, in the event a termination occurs within one year (two years in the case of Mr. Richards) of a “Change in Control” (as defined), each executive shall be paid three times (three and three quarters times in the case of Mr. Richards) the sum of: (a) the annual salary of such executive in effect on the date of termination, plus (b) a bonus equal to fifty percent (one-hundred percent in the case of Mr. Richards) of such annual salary.
     In November 2001, the Company established an Executive Severance Plan (the “Plan”). The purpose of this Plan is to provide the executive officers of the Company, including Mr. Cauley, and its subsidiaries who have not entered into employment agreements with the Company economic protection in the event of termination of employment under circumstances provided for in the Plan within twelve months after a “Change in Control” (as defined). Pursuant to the terms of the Plan, a participant shall receive a severance payment equal to one and one half times the sum of: (a) the participant’s annual salary, plus (b) a bonus equal to thirty percent of such annual salary.
CERTAIN TRANSACTIONS
     Set forth below is a description of certain transactions entered into between the Company and certain of its affiliates. Pursuant to the Audit Committee Charter, the Audit Committee has oversight for and reviews the company’s policies and procedures for addressing conflicts of interest. The Audit Committee also has oversight for and reviews all transactions with related persons reportable under Item 404(a) of Regulation S-K in accordance with such policies and procedures.

     In 2006, the Company performed contract drilling services for Carrizo Oil & Gas, Inc., Goodrich Petroleum and Laramie Energy, LLC. Mr. Webster serves on the board of directors of each of these companies. Services were provided to these companies on a competitive basis. Total revenue recognized by the Company from these companies during 2006 was approximately $41.5 million.
COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934
     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, executive officers, and shareholders who own more than 10% of the outstanding shares of Common Stock, to file reports of stock ownership and changes in ownership with the SEC and the AMEX and to furnish the Company with copies of all such reports they file. Based solely on a review of the copies of the Section 16(a) reports furnished to the Company, or written representations that no reports were required, it believes that during fiscal year 2005, all Section 16(a) filing requirements applicable to its directors, executive officers and greater than 10% shareholders were complied with, except that a report on Form 4 was filed late by Mr. Donovan.
AUDIT COMMITTEE REPORT
To Our Shareholders
     The Audit Committee of the Board of Directors (the “Committee”) exists to provide an independent, objective oversight of the Company’s accounting functions and internal controls. Under the rules of the AMEX, all of the members of the Committee are independent. The Committee operates under a written charter originally adopted by the Board of Directors on May 9, 2000 that was last revised and approved by the Board on April 2, 2007. The Committee charter complies with all current regulatory requirements.
     The Committee has reviewed and held discussions with management and KPMG LLP, the Company’s independent registered public accounting firm on the audited financial statements for fiscal year 2006. The Committee reviewed with the independent registered public accounting firm who is responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States of America, their judgments as to quality, not just the acceptability, of the Company’s accounting functions and such other matters as are required to be discussed with the Committee under auditing standards generally accepted in the United States of America. In addition, the Committee has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards) which includes, among other items, matters related to the conduct of the audit of the Company’s financial statements. In addition, the Committee has received a written statement from KPMG LLP describing all relationships between the independent registered public accounting firm and the Company that may impact its objectivity and independence as required by Independence Standards Board Standard No. 1, and has discussed with KPMG LLP matters relating to its independence, including a review of audit and non-audit fees and any relationships that may impair its independence and satisfied itself as to their independence.
     The members of the Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including with respect to accountant independence. Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors.

     Based on the Committee’s review of the audited financial statements and discussions with management and the independent auditors, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the SEC.
     Audit Committee:
     Frank M. Brown
     William T. Donovan
     Trevor Turbidy
     William R. Ziegler
PROPOSAL 2
TO APPROVE AMENDMENTS TO THE 2003 INCENTIVE PLAN
     The Board of Directors is seeking shareholder approval of amendments to the Grey Wolf, Inc. 2003 Incentive Plan (the “2003 Plan”) to (i): increase the number of shares of Common Stock that may be awarded under the 2003 Plan by 5,000,000 shares, from 17,000,000 to 22,000,000 shares and (ii) prohibit the repricing of stock options and stock appreciation rights without shareholder approval. If approved, these amendments will not change any other terms of the 2003 Plan. The 2003 Plan is a broad-based incentive plan that provides for granting stock options, restricted stock awards and other stock-based awards to employees, consultants and non-employee directors. The 2003 Plan is administered by the Compensation Committee. The Compensation Committee has the full power and authority, subject to the terms of the 2003 Plan, to select the individuals to whom the awards are made under the 2003 Plan. The purposes of the 2003 Plan, through the award of equity based incentive compensation, is to further align the interests of the Company’s executive officers with those of its shareholders.
Description of Proposed Amendments
     Increase in Number of Shares. As of March 15, 2007, 2,588,868 shares of Common Stock were available for grant pursuant to the 2003 Plan. The Compensation Committee does not believe that the shares of Common Stock that remain available for award under the 2003 Plan is sufficient to carry out its compensation policy and recommended to the Board that the 2003 Plan be amended. Accordingly, as part of the Company’s overall effort to increase shareholder value the Board of Directors unanimously approved an amendment to the 2003 Plan, subject to shareholder approval, increasing the aggregate number of shares reserved for grant pursuant to the 2003 Plan from 17,000,000 to 22,000,000. If approved, 7,588,868 shares of Common Stock will be available for future grants pursuant to the 2003 Plan.
     Prohibition on Repricing of Options. In addition, the Board of Directors approved an amendment to the 2003 Plan, subject to shareholder approval, adding a new section to prohibit the repricing of stock options without stockholder approval. The text of the proposed amendment which prohibits repricing is as follows:
“1.9 Repricing. Except in connection with the provisions under Section 5.5, repricing of Options or stock appreciation rights shall not be permitted without stockholder approval. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (a) changing the terms of an Option or stock appreciation right to lower its Option Price or exercise price; (b) any other action that is treated as a “repricing” under generally accepted accounting principles; and (c) repurchasing for cash or canceling an Option or stock appreciation right at a time when its Option Price or exercise price is greater than the Fair Market Value of the underlying stock in exchange for another Incentive Award. Such cancellation and exchange would be considered a “repricing” regardless of whether it is treated as a “repricing” under generally accepted accounting principles and regardless of whether it is voluntary on the part of the Covered Employee.”

     Although the Company has always had a policy against the repricing of stock options, this proposed amendment adds an express prohibition against repricing of stock options and stock appreciation rights.
Purposes
     The Board of Directors believe that proposed amendments to the 2003 Plan are in the best interest of shareholders in that they are consistent with the best governance practices and will enable the 2003 Plan continue to serve its intended purpose, to (i) further the Company’s efforts in attracting, retaining and motivating officers and key employees of the Company and (ii) continue to closely align the interests of participants in the 2003 Plan with those of shareholders by encouraging stock ownership and by tying compensation to the performance of the Company and the Common Stock.
The Board of Directors unanimously recommends that
shareholders vote FOR Proposal 2
Equity Compensation Plans
     Under the 2003 Plan (the “2003 Incentive Plan”), options to acquire shares of Common Stock may be granted to directors, executive officers and other employees. Options to acquire shares of Common Stock have been granted under the 1982 Stock Option and Long-Term Incentive Plan for Key Employees (the “1982 Employee Plan”) and the 1996 Employee Stock Option Plan (the “1996 Employee Plan”). The Board of Directors suspended the 1982 Employee Plan in March 1999 and, as a result of shareholder approval of the 2003 Incentive Plan in May 2003, no further grants or awards shall be made under the 1996 Employee Plan. The outstanding options previously granted or awarded shall continue to be exercisable subject to the terms and conditions of such grants or awards. The following table summarizes our equity compensation plans as of December 31, 2006 with respect to shares of Common Stock that may be issued under the 1982 Employee Plan, 1996 Employee Plan and the 2003 Incentive Plan and other equity compensation plans.

	Equity Compensation Plan Information
			Number of securities remaining
	Number of securities to	Weighted average	available for future issuance
	be issued upon exercise	exercise	under equity compensation plans
	of outstanding options,	price of outstanding	(excluding securities reflected
	warrants and rights	options, warrants and rights	in column (a))
Plan Category	(a)	(b )	(c)
Equity compensation plans approved by security holders	2,918,232	$4.488	3,795,148

Equity compensation plans not approved by security holders(1)	700,500	3.154	0

Total	3,618,732	$4.230	3,795,148

(1)	Reflects options granted to non-employee Board members. These options have an exercise price equal to the fair market value of the Common Stock on the date of grant, expire 10 years from the date of grant.
PROPOSAL 3
TO APPROVE AN AMENDMENT TO THE ARTICLES OF INCORPORATION
APPROVAL OF INCREASE IN AUTHORIZED SHARES
     On February 12, 2007, the Board of Directors approved an amendment to the Company’s Amended and Restated Articles of Incorporation to increase the number of authorized shares of Common Stock and directed that the amendment be submitted to the shareholders of the Company for their approval.
     The proposal would amend the Amended and Restated Articles of Incorporation to increase the total authorized capital stock of the Company from 301,000,000 to 501,000,000 shares and to increase the number of authorized shares of Common Stock from 300,000,000 to 500,000,000 shares. No changes would be made to the number of authorized shares of preferred stock.
     The proposed amendment provides for the first sentence of Article 4 to be amended to read as follows:
     “The Corporation shall have the authority to issue an aggregate of 501,000,000 shares, consisting of 1,000,000 shares of Preferred Stock, par value $1.00 per share (“Preferred Stock”) and 500,000,000 shares of Common Stock, par value $0.10 per share (“Common Stock”).”
     The Company is currently authorized to issue 300,000,000 shares of Common Stock. As of the record date for the Annual Meeting, 195,893,284 shares of Common Stock were issued and outstanding. In addition, as of the record date, approximately 3,445,020 shares were subject to outstanding equity compensation awards such as stock options (restricted stock awards are treated as outstanding shares) and an additional 2,588,868 shares were reserved for issuance in connection with future awards available for grant under the Company’s various shareholder-approved, equity compensation plans. There are only 55,615,783 shares of unissued and unreserved shares of Common Stock available for issuance in addition to 11,033,572 treasury shares.
     The Board of Directors believes that it is advisable and in the best interests of the Company and the Company’s shareholders to have available authorized but unissued shares of Common Stock in an amount adequate to provide for future financing needs. The additional shares will be available for issuance from time to time in the discretion of the Board, normally without further shareholder action (except as may be required for a particular transaction by applicable law, requirements of regulatory agencies or by American Stock Exchange rules), for any proper corporate purpose, including, among other things, stock splits, stock dividends, future acquisitions of property or securities of other corporations, convertible debt financing and equity financings. No shareholder has any preemptive rights regarding future issuance of any shares of Common Stock.
     The Board of Directors has no present plans to issue additional shares of Common Stock other than pursuant to existing equity compensation plans. However, the Board believes that if an increase in the authorized number of shares of Common Stock were to be postponed until a specific need arose, the delay and expense incident to obtaining the approval of the Company’s shareholders at that time could significantly impair the Company’s ability to meet financing requirements or other objectives.
     The issuance of additional shares of Common Stock may have the effect of diluting the stock ownership of persons seeking to obtain control of the Company. Although the Board of Directors has no present intention of doing so, the Company’s authorized but unissued Common Stock could be issued in one or more transactions that would make a takeover of the Company more difficult or costly and less likely, potentially limiting the opportunity for the Company’s shareholders to dispose of their shares at a premium, which is often offered in takeover attempts, or that may be available under a merger proposal. The proposed amendment to the Amended and Restated Articles of Incorporation is not being recommended in response to any specific effort of which we are aware to obtain control of the Company, nor is the Board presenting this proposal with the intent that it be utilized as a type of anti-takeover measure.
     The Board of Directors recommends that you vote “FOR” Item 3, to approve an amendment to the Company’s Amended and Restated Articles of Incorporation to increase the number of shares of Common Stock authorized for issuance by the Company from 300,000,000 shares to 500,000,000 shares.
The Board of Directors unanimously recommends that
shareholders vote FOR Proposal 3
INDEPENDENT AUDITORS
     KPMG LLP has served as the independent registered public accounting firm of the Company since October 1996. Upon the recommendation of the Audit Committee, the Board of Directors has approved the selection of KPMG LLP to serve as independent registered public accounting firm for the fiscal year ending December 31, 2007. It is not proposed that any formal action be taken at the Meeting with respect to the continued employment of KPMG LLP, inasmuch as no such action is legally required. Representatives of KPMG LLP plan to attend the

Meeting and will be available to answer questions, and will have an opportunity to make a statement if they so desire, although it is not expected that any statement will be made.
     The following table sets forth the fees for professional audit services rendered by KPMG LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2006 and 2005, and fees billed for other services performed by KPMG LLP during those periods:

	2006	2005
Audit Fees(1)	$695,000	$760,000
Audit-Related Fees (2)	44,000	36,000
Tax Fees (3)	96,000	55,000
All Other Fees	—	—

Total	$835,000	$851,000

(1)	For 2006 and 2005, the audit fees include $445,000 and $467,000, respectively, for Sarbanes Oxley related work.

(2)	Audit related fees consist of an audit of the financial statements of the 401(k) plan.

(3)	For 2006, the tax fees consist of $70,000 for tax compliance, and $26,000 for tax consulting. In 2005, tax fees consisted of $54,000 for tax compliance, and $1,000 for tax consulting.
The Company did not engage KPMG LLP to provide services related to information systems design and implementation.
Pre-Approval of Services by the Independent Auditor
  The Audit Committee has adopted a policy regarding the pre-approval of audit and permitted non-audit services to be performed by the Company’s independent auditor, KPMG LLP. The Audit Committee will, on an annual basis, consider and approve the provision of audit and, if appropriate, non-audit services by KPMG LLP. Thereafter, the Audit Committee will, as necessary, consider and, if appropriate, approve the provision of additional audit and non-audit services by KPMG LLP which are not encompassed by the Audit Committee’s annual pre-approval and are not prohibited by law. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to pre-approve, on a case-by-case basis, non-audit services to be performed by KPMG LLP.
CORPORATE GOVERNANCE GUIDELINES AND CODE OF ETHICS
     The Board has adopted Corporate Governance Guidelines and a Code of Ethics applicable to the Chief Executive Officer and other senior officers, including, among others, chief financial officer and controller. Copies of the Company’s Corporate Governance Guidelines and Code of Ethics are available on the “Governance” page of the Company’s website located at http://www.gwdrilling.com. The Company will provide copies of these codes in print, free of charge, to shareholders who request them. Any waiver of these codes with respect to executive officers or directors may be made only by the Board or a Board committee and will be promptly disclosed to shareholders on the Company’s website, as will any amendments to these codes. No such waivers were granted in 2006.
DISTRIBUTION OF ANNUAL REPORTS TO SHAREHOLDERS
  The annual report to shareholders covering the fiscal year ended December 31, 2006, has been mailed to each shareholder entitled to vote at the Meeting.
PROCEDURES FOR SUBMITTING SHAREHOLDER PROPOSALS
  Any shareholder who wishes to submit a proposal for action to be included in the proxy statement and form of proxy relating to the Company’s 2008 annual meeting of shareholders is required to submit such proposals to the Company on or before December 1, 2007.
  The Bylaws contain a procedure for stockholder nomination of directors. The Bylaws provide that any record owner of stock entitled to vote in the election of directors may nominate a person for election as a director at a shareholder meeting only if written notice is given of the intent to make such nomination. The notice must be given, with respect to an annual meeting, not less than 60 nor more than 120 days prior to the anniversary date of the mailing to shareholders of the notice of the meeting for the immediately proceeding annual meeting (unless the date of the annual meeting is changed by more than 30 days from the anniversary date of the immediately preceding annual meeting). Each notice must include: (i) the name, age, business address and residence address of the proposed nominee, (ii) the principal occupation or employment of the proposed nominee, (iii) the class and number of shares of capital stock of the Company which are beneficially owned by the proposed nominee, (iv) a description of all arrangements or understandings between the shareholder and each proposed nominee and any other person (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder including any plans or proposals pertaining to the Company, its business or management, (v) all other information relating to such proposed nominee that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act, and (vi) the written consent of the proposed nominee to serve as a director of the Company if so elected. Any such notice shall also set forth (i) the name and address of the shareholder, (ii) a representation that the shareholders is a holder of record of shares of the Company’s capital stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the proposed nominee or nominees specified in the notice and (iii) the class and number of shares of the Company’s capital stock which are beneficially owned by the shareholder and also which are owned of record by such shareholder.
     Shareholders that intend to present a proposal that will not be included in the proxy statement for the Company’s 2007 annual meeting must give written notice of a shareholder’s intent to submit such a proposal on or after December 3, 2007 but not later than February 2, 2008. The notice submitted by a shareholder should include a statement that the proponent intends to solicit the necessary percentage of shareholder votes to carry the proposal supported by evidence that the stated percentage will actually be solicited.
COST OF SOLICITING PROXIES
     The cost of soliciting proxies will be borne by the Company. In addition to solicitations by mail, a number of regular employees of the Company may, if necessary to assure the presence of a quorum, solicit proxies in person or by telephone for which they will receive no additional compensation. Brokerage houses, banks and other custodians, nominees will be reimbursed for their customary out-of-pocket and reasonable expenses incurred in forwarding proxy materials to their clients who are beneficial owners of Common Stock.

By Order of the Board of Directors,

/s/ David W. Wehlmann DAVID W. WEHLMANN,
Secretary
April 4, 2007

APPENDIX A
GREY WOLF, INC.
CHARTER
OF THE
AUDIT COMMITTEE
OF THE
BOARD OF DIRECTORS
(As amended April 2, 2007)
Purpose
     The Audit Committee is a standing committee of the Board of Directors (the “Board”) of Grey Wolf, Inc., a Texas corporation (the “Company”). Its primary function is to assist the Board in fulfilling its oversight responsibilities by:
•	Reviewing the financial reports and other financial information provided by the Company to any governmental body or the public;

•	Reviewing the Company’s auditing, accounting and financial reporting processes generally;

•	Selecting and evaluating the independence and qualifications of the Company’s independent registered public accounting firm (the “Auditor”);

•	Reviewing the performance of the Auditor;

•	Facilitating an open avenue of communication among the Auditor, financial and senior management and the Board;

•	Overseeing the Company’s compliance with applicable legal and regulatory requirements; and

•	Reviewing the Company’s system of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established.
     Although the Audit Committee has the responsibilities and powers set forth in this Charter, management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements. Management is also responsible for maintaining appropriate accounting and financial reporting policies and procedures that provide for compliance with accounting standards and applicable laws and regulations.
     The Auditor is responsible for planning and carrying out a proper audit of the Company’s financial statements and expressing an opinion on the conformity of the financial statements with U. S. generally accepted accounting principles. In fulfilling their responsibilities hereunder, it is recognized that members of the Audit Committee are not full-time employees of the Company and are not performing the functions of auditors or management.
     The Audit Committee shall have the resources and authority to take all actions it deems advisable to fulfill its responsibilities and duties. The Audit Committee has the authority, without having to seek Board approval, and appropriate funding to obtain advice and assistance, as appropriate, from any outside legal, accounting and other advisers, as it determines necessary to carry out its duties. The Audit Committee may also conduct or authorize investigations into or studies of matters within the Audit Committee’s scope of responsibilities.
     The Audit Committee will primarily fulfill its oversight responsibilities by carrying out the activities described below.
Composition
     The Audit Committee shall be comprised of a minimum of three directors. Each member shall meet the independence and experience requirements of the Securities and Exchange Commission (the “SEC”) and the American Stock Exchange, as each may be modified or supplemented from time to time. In addition, each member will be free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Audit Committee.
     A director who is not independent under the rules and regulations of the American Stock Exchange and is not a current employee or an immediate family member of such employee may be appointed to the Audit Committee if the Board, under exceptional and limited circumstances, determines that membership on the Audit Committee by the individual is required by the best interest of the Company and its shareholders, and the Company discloses, in the next annual proxy statement subsequent to such determination, the nature of the relationship and the reasons for that determination. A director appointed to the Audit Committee pursuant to this exception may not serve on the Audit Committee for more than two (2) years and may not serve as the Chair of the Audit Committee.
     All members of the Audit Committee must be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement, and cash flow statement at the time of their appointment to the Audit Committee. Audit Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Company or an outside consultant. One member of the Audit Committee shall have accounting or related financial management expertise and qualify as a “financial expert” in accordance with the requirements of the SEC and the American Stock Exchange, as each may be modified or supplemented from time to time.
     Members of the Audit Committee shall be appointed by the Board upon the recommendation of the Corporate Governance and Nominating Committee. The members of the Audit Committee shall serve on the Audit Committee for a term coinciding with their staggered Board term. If a Chair of the Audit Committee is not appointed by the Board, the Audit Committee shall itself elect a member to chair its Meetings.
Responsibilities and Duties
     To fulfill its responsibilities and duties the Audit Committee shall:
     Documents/Reports Review
•	Conduct an annual self evaluation of the Audit Committee’s performance.

•	Annually review and reassess the adequacy of this Charter and report to the Board any recommended changes to this Charter.

•	The Audit Committee shall submit the Charter to the full Board for approval and have the Charter published at least every three years in accordance with the regulations of the SEC.

•	Review and discuss with management and the Auditor the Company’s audited financial statements to be included in the annual report on Form 10-K, and, based on its review,

recommend to the Board whether the financial statements should be included in the annual report on Form 10-K. The Audit Committee’s review should include:

o	The disclosures under the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” portion thereof;

o	Critical accounting policies;

o	Changes in accounting policies and practices, financial reporting and accounting standards and principles, or changes in their application;

o	Significant estimates and judgments made in connection with the preparation of such audited financial statements; and

o	Review with the Company’s counsel any legal matters that could have a significant impact on the Company’s financial statements.
•	Review and discuss with management and the Auditor, as appropriate, earnings press releases and any other financial information and earnings guidance that is publicly disclosed by the Company. The Chair of the Audit Committee may represent the entire Audit Committee for this purpose.

•	Review any other reports or other financial information filed or furnished to any governmental body, including any certification, report, opinion, or review rendered by the Auditor.

•	In consultation with management and the Auditor, consider:
o	The integrity of the Company’s disclosure controls and procedures;

o	The quality and adequacy of the system of internal controls that could significantly affect the Company’s financial statements;

o	The significant findings of the Auditor related to the system of internal controls, with management’s responses; and

o	The status of management’s responses to previous recommendations from the Auditor, and the status of any previous instructions to management from the Audit Committee.
•	Discuss with financial management and the Auditor the Company’s risk assessment and risk management policies, including:
o	Insured risk coverage, risk retention and other significant insurance coverage matters; and

o	Significant financial risk exposures and the steps management has taken to monitor, control and report such exposures.
•	Review disclosures made by the Company’s chief executive officer and chief financial officer during their certification process for the annual and quarterly reports regarding any significant deficiencies in the design or operation of internal controls or material weaknesses in such controls.

•	Review with management and the Auditor any fraud discovered by the Company, whether or not material, that involves management or other employees who have a significant role in the Company’s system of internal controls.

•	Review and discuss with management and the Auditor the Company’s quarterly financial results prior to the release of earnings.

•	Review and discuss with management and the Auditor the Company’s financial statements included in the Company’s quarterly report on Form 10-Q prior to filing with the SEC or distribution to persons outside of the Company.

•	Review and discuss any significant changes to the Company’s accounting principles.

•	Review and discuss any items required to be communicated by the Auditor in accordance with SAS 61 or other applicable accounting or auditing standards.

•	Review with Auditor the recommendations included in their management letter, if any, and their informal observations regarding the competence and adequacy of financial and accounting procedures of the Company. On the basis of this review, make recommendations to the Board for any changes that seem appropriate.
Ethical and Legal Compliance
•	Maintain and review procedures for:
o	The receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and

o	The confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting, auditing matters or other corporate or employee activities.
•	Annually discuss with the Auditor whether it has identified the existence of any issues of the type described in Section 10A of the Securities Exchange Act of 1934 (concerning detection of illegal acts).

•	Annually, review the scope and status of systems designed to promote Company compliance with laws, regulations and internal procedures, through review of reports from management, legal counsel and third parties as determined by the Audit Committee.
Other Matters
•	Annually prepare a report to shareholders as required by the SEC. The report should be included in the Company’s annual proxy statement.

•	Perform other duties prescribed by the Company’s bylaws, governing law, or as the Audit Committee or the Board deems necessary or appropriate to discharge its overall responsibilities.

•	Review financial and accounting personnel succession planning with the Company.

•	Ensure that none of the individuals serving in the positions of chief executive officer, chief financial officer, controller, or any person serving in an equivalent position participated in any capacity in the audit of the Company as an employee of the Auditor during the one-year period preceding the date of initiation of any audit being performed by the Auditor.

•	Any transaction between the Company and a related person, which is required to be disclosed under the rules of the SEC, is subject to review and oversight of the Audit Committee. For purposes of this requirement, the terms “transaction” and “related person” have the meaning contained in Item 404 of Regulation S-K.

•	Annually review the Company’s policies and procedures for addressing conflicts of interest. Annually review a summary of director and officers’ related party transactions and potential conflicts of interest.

•	Maintain minutes of meetings and periodically report to the Board on significant results of the foregoing activities.
Relationship with the Auditor
•	The Audit Committee has the sole authority to:
o	Appoint, retain and terminate the Company’s Auditor;

o	Review and approve all audit engagement fees and terms; and

o	Pre-approve the nature, extent, and cost of all non-audit services provided by Auditor in accordance with the relevant law. The Chair of the Audit Committee may represent the entire Audit Committee for purposes of pre-approval of non-audit services.
•	The Audit Committee shall obtain and review at least annually a formal written report from the independent auditor delineating:
o	The Auditor’s internal quality-control procedures;

o	The Auditor’s independence and all significant relationships the Auditor has with the Company;

o	Any material issues raised within the preceding five years by the auditing firm’s internal quality-control reviews, by peer reviews of the firm, or by any governmental or other inquiry or investigation relating to any audit conducted by the firm; and

o	The Audit Committee will also review steps taken by the Auditor to address any findings in any of the foregoing reviews.
•	Annually review the Auditor’s audit plan and discuss scope, staffing, locations, reliance upon management and internal audit, and general audit approach.

•	Consider the Auditor’s judgments about the quality and appropriateness of the Company’s accounting principles as applied in its financial reporting.

•	Discuss with management and the Auditor the quality and adequacy of the Company’s disclosure controls and procedures.

•	Annually consult with the Auditor out of the presence of management about internal controls and the completeness and accuracy of the Company’s financial statements.

•	In consultation with the Auditor, review the integrity of the Company’s financial reporting process, both internal and external.

•	Consult with the Auditor to confirm that neither the lead audit partner, nor the audit partner responsible for reviewing the Company’s audit, has performed audit services for the Company for more than the Company’s five previous fiscal years.
-END-

ANNUAL MEETING OF SHAREHOLDERS OF
GREY WOLF, INC.
May 15, 2007
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
â  Please detach along perforated line and mail in the envelope provided.  â

■ 20230300000000000000 4	051507
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.  Election of Class II Nominees:

NOMINEES
☐	FOR ALL NOMINEES	¡ Robert E. Rose ¡ Trevor Turbidy
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

		FOR	AGAINST	ABSTAIN
2.	Approval of amendment to the 2003 Incentive Plan to (i) increase the number of shares available for grant under the plan and (ii) prohibit repricing without shareholder approval.	☐	☐	☐

3.	Approval of the amendment to the Articles of Incorporation increasing the number of authorized shares.	☐	☐	☐

4.	As such proxies may in their discretion determine upon such other matters(including procedural and other matters relating to the conduct of the meeting), as may properly be presented to the annual meeting and any adjournments or postponements thereof.
THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND THE PROXY STATEMENT FURNISHED HEREWITH. PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED, PRE-ADDRESSED STAMPED ENVELOPE.

Signature of Shareholder:	Date:	Signature of Shareholder:	Date:

■	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	■

PROXY	PROXY
GREY WOLF,INC.
PROXY SOLICITATION ON BEHALF OF THE BOARD OF DIRECTORS FOR
THE 2007 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON TUESDAY, MAY 15, 2007
     The undersigned shareholder of Grey Wolf, Inc., a Texas corporation (the “Company”), hereby appoints Thomas P. Richard, David W. Wehlmann, and each of them, with full power of substitution, the attorneys and proxies of the undersigned to vote all of the shares of common stock, par value $.10 per share, of the Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Marriott Houston Westchase, 2900 Briarpark Drive, Houston, Texas 77042 on May 15, 2007 at 9:00 a.m., Houston time, and at any adjournments thereof.
The board of directors recommends that the shareholders vote FOR proposals 2 and 3 and for the election of the Class II nominees as set forth on the reverse as director nominees.
This proxy is to be voted as directed. In the absence of specific direction, this proxy will be voted FOR the election of Robert E. Rose and Trevor Turbidy as Class II directors.
IMPORTANT: SIGNATURE REQUIRED ON REVERSE SIDE

■	■